                                                                   EXHIBIT 10.1

                              STOCK PURCHASE AGREEMENT


                                       AMONG


                                 IMAGEX.COM, INC.,


                                 IMAGE PRESS, INC.


                                        AND


                       THE SHAREHOLDERS OF IMAGE PRESS, INC.




                              DATED SEPTEMBER 21, 1999

                                       CONTENTS



1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
2.   Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . . . .6
     2.1   Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . .6
     2.2   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .7
           3.1.1    Cash Component. . . . . . . . . . . . . . . . . . . . .7
           3.1.2    Stock Component . . . . . . . . . . . . . . . . . . . .7
           3.1.3    Earn-Out Component. . . . . . . . . . . . . . . . . . .7
     3.2   Cash Purchase Price Adjustment . . . . . . . . . . . . . . . . .8
     3.3   Closing Payments . . . . . . . . . . . . . . . . . . . . . . . .9
     3.4   Issuance of Stock Component. . . . . . . . . . . . . . . . . . .9

4.   Representations and Warranties of Company and the Shareholders . . . .9
     4.1   Organization and Good Standing . . . . . . . . . . . . . . . . .9
     4.2   Authority; Authorization; Enforceability . . . . . . . . . . . .10
     4.3   No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . .10
     4.4   Consents and Approvals . . . . . . . . . . . . . . . . . . . . .11
     4.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . .11
     4.6   Absence of Certain Changes or Events . . . . . . . . . . . . . .12
     4.7   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.8   Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.9   Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.10  Environmental and Safety Matters. . . . . . . . . . . . . . . . 17
     4.11  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.12  Claims and Legal Proceedings. . . . . . . . . . . . . . . . . . 19
     4.13  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.14  Patents, Trademarks and Intellectual Property . . . . . . . . . 20
     4.15  Accounts and Other Receivables. . . . . . . . . . . . . . . . . 21
     4.16  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.17  Product Warranties. . . . . . . . . . . . . . . . . . . . . . . 22
     4.18  Compliance With Laws. . . . . . . . . . . . . . . . . . . . . . 22
     4.19  Permits and Qualifications. . . . . . . . . . . . . . . . . . . 22
     4.20  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.21  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . 23
     4.22  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.23  Absence of Questionable Payments. . . . . . . . . . . . . . . . 25
     4.24  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . 26
     4.25  Capitalization and Title. . . . . . . . . . . . . . . . . . . . 26
     4.26  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 26


                                      -I-

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     4.27  Year 2000 Compliance. . . . . . . . . . . . . . . . . . . . . . 27
     4.28  Corporate Records and Charter Documents . . . . . . . . . . . . 27
5.   Representations and Warranties of Buyer . . . . . . . . . . . . . . . 27
     5.1   Organization and Good Standing. . . . . . . . . . . . . . . . . 27
     5.2   Authority; Authorization; Enforceability. . . . . . . . . . . . 28
     5.3   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.4   Valid Issuance of Stock . . . . . . . . . . . . . . . . . . . . 28
     5.5   No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.6   Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.7   Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 29
6.   Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.1   Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     6.2   Notification of Claims. . . . . . . . . . . . . . . . . . . . . 30
     6.3   Conduct of Business Prior to Closing. . . . . . . . . . . . . . 30
     6.4   Covenants to Satisfy Conditions . . . . . . . . . . . . . . . . 32
     6.5   Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     6.6   Special Distribution. . . . . . . . . . . . . . . . . . . . . . 32
     6.7   Employee Compensation During Earn-Out Period. . . . . . . . . . 33
7.   Conditions Precedent to Obligations of Buyer. . . . . . . . . . . . . 33
     7.1   No Injunction or Litigation . . . . . . . . . . . . . . . . . . 33
     7.2   Representations, Warranties and Covenants . . . . . . . . . . . 33
     7.3   No Material Adverse Change. . . . . . . . . . . . . . . . . . . 33
     7.4   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . 33
     7.5   Delivery of Documents . . . . . . . . . . . . . . . . . . . . . 34
     7.6   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.7   Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . 35
     7.8   Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.9   Securities Law Exemption. . . . . . . . . . . . . . . . . . . . 35
     7.10  Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.11  Key Employees . . . . . . . . . . . . . . . . . . . . . . . . . 35
8.   Conditions Precedent to Obligations of the Company and the
     Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.1   No Injunction or Litigation . . . . . . . . . . . . . . . . . . 35
     8.2   Representations, Warranties and Covenants . . . . . . . . . . . 36
     8.3   Delivery of Documents . . . . . . . . . . . . . . . . . . . . . 36
     8.4   Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . 36
     8.5   No Material Adverse Change. . . . . . . . . . . . . . . . . . . 36
9.   Survival and Indemnification. . . . . . . . . . . . . . . . . . . . . 37
     9.1   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.2   Indemnification by the Shareholders . . . . . . . . . . . . . . 37
     9.3   Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . 38
     9.4   Threshold and Time Limitations. . . . . . . . . . . . . . . . . 38
     9.5   Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . 39


                                     -II-

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     9.6   Access to Escrow Amount and Working Capital Holdback. . . . . . 40
     9.7   Election of Remedies. . . . . . . . . . . . . . . . . . . . . . 41
     9.8   Specific Performance. . . . . . . . . . . . . . . . . . . . . . 41
10.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     10.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     10.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . 41
11.  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.1  Confidentiality Obligations of the Shareholders Following the
           Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.2  Public Announcements. . . . . . . . . . . . . . . . . . . . . . 42
     11.3  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     11.4  Modification and Waiver . . . . . . . . . . . . . . . . . . . . 43
     11.5  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     11.6  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     11.7  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     11.8  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 44
     11.9  No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . 44
     11.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 44
     11.11 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 45
     11.12 Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     11.13 Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 45
     11.14 Transaction Costs . . . . . . . . . . . . . . . . . . . . . . . 45

Exhibit   3.3            Form of Escrow Agreement

Exhibit   7.5(a)-1       Form of Poitras Employment Agreement
Exhibit   7.5(a)-2       Form of Douglas Employment Agreement
Exhibit   7.5(b)-1       Form of Poitras Noncompetition Agreement
Exhibit   7.5(b)-2       Form of Douglas Noncompetition Agreement
Exhibit   7.5(e)         Form of Investment Letter
Exhibit   7.6            Form of Opinion of the Company's Counsel


                                      -III-

                               STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "AGREEMENT") is made as of September 21, 1999, by and among ImageX.com, Inc., a Washington corporation ("BUYER"), Image Press, Inc., a California corporation (the "COMPANY") and Stanley F. and Marina Lynne Poitras, individually and as Trustees of the Poitras Family Trust Dated November 22, 1993 ("POITRAS"), and Glen R. and Anne S. Douglas, as community property, ("DOUGLAS"), the shareholders of the Company (the "SHAREHOLDERS").

                                       RECITALS

     A. The Shareholders desire and intend to sell to Buyer 100% of the issued and outstanding capital stock of the Company at the price and on the terms and conditions herein set forth.

     B. Buyer desires and intends to purchase 100% of the issued and outstanding capital stock of the Company at the price and on the terms and conditions herein set forth.

                                      AGREEMENT

     In consideration of the representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

1.   DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

     1.2 "AFFILIATE": Of any person (the "SUBJECT") means any other person which, directly or indirectly, controls or is controlled by or is under common control with the Subject and, without limiting the generality of the foregoing, includes, in any event, (a) any person which beneficially owns or holds 25% or more of any class of voting securities of the Subject or 25% or more of the legal or beneficial interest in the Subject and (b) any person of which the Subject beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

     1.3   "AGREEMENT":  This Agreement and all Schedules and Exhibits hereto.

     1.8   "BALANCE SHEET DATE":  As defined in Section 4.5.

     1.10 "BUSINESS": The business, operations and activities of the Company, including, but not limited to, the research, development, manufacture, use, marketing, promotion, sale and distribution thereof.

     1.11  "CASH PURCHASE PRICE":  As defined in Section 3.1.1.

     1.12 "CLAIM": Any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

     1.13 "CLOSING": The consummation of the purchase and sale of the Stock under this Agreement.

     1.14  "CLOSING BALANCE SHEET":  As defined in Section 3.2.

     1.15  "CLOSING DATE":  The date upon which the Closing becomes effective.

     1.16 "CODE": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     1.18 "CONTRACT": Any contract, agreement, lease, license, grant of immunity from suit in regard to intellectual property rights, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

     1.19  "DEBT":  With respect to any Person, all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under or relating to letters of credit (including without limitation any obligation to reimburse the letter of credit issuer with respect to amounts drawn under such instruments), (iv) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of business, but only to the extent that such payables or accruals are not interest-bearing and all applicable discounts for prompt payment are taken in the ordinary course of business), (v) under capital leases,
(vi) with respect to check overdrafts, cash/book overdrafts or otherwise reflected as negative cash in financial statements of such Person, (vii) for deferred compensation, (viii) to pay any accrued dividends, (ix) constituting a stated amount or liquidation preference amount of any equity security entitled to any preference over the Company Common Stock, and (x) in the nature of Guarantees of the obligations described in clauses (i) through (ix) above of any other Person.

     1.20  "DISTRIBUTION":  As defined in Section 4.6(j).

     1.21 "EMPLOYEE BENEFIT PLANS": Each retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, flexible benefits, medical, dental, vision, hospitalization, life insurance, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock purchase, stock option, stock appreciation rights, change of control, fringe benefit and other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, but not limited to, each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA")) and each employment or consulting contract or agreement, whether formal or informal, whether written or unwritten and whether legally binding or not, (i) sponsored, maintained or contributed to by Company, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of Company (or any dependent or beneficiary of any such individual) or (iii) with respect to which Company has (or could have) any actual or potential obligation or liability.

     1.22 "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     1.23 "ENCUMBRANCE": Any security interest, mortgage, lien, charge, pledge, option, easement, lease, consignment, conditional sale agreement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

     1.24 "ENVIRONMENT": The air, ground (surface and subsurface) or water (surface and groundwater), or the workplace.

     1.25 "ENVIRONMENTAL AND SAFETY LAW": Any federal, state, local or other law, statute, rule, ordinance or regulation or any common law in effect as of the date hereof pertaining to public or worker health, welfare or safety or the Environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.
Section 6901 ET SEQ.; the Federal Clean Air Act, 42 U.S.C. Section 7401-7626; the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 ET SEQ.; the Federal Environmental Pesticide Control Act, the Federal Toxic Substances Control Act, 15 U.S.C.
Section 2601 ET SEQ.; the Federal Safe Drinking Water Act, 42 U.S.C. Section 300(f) ET SEQ.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 11001 ET SEQ.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.

     1.26  "EARN-OUT COMPONENT":  As defined in Section 3.1.3.

     1.27  "ESCROW AGREEMENT":  As defined in Section 3.3(a).

     1.28  "ESCROW AMOUNT":  As defined in Section 3.3(a).

     1.29  "ESTIMATED BALANCE SHEET":  As defined in Section 3.2(a).

     1.33 "FACILITIES": The real property situated in San Leandro, California where the Company conducts the Business, and all plants, buildings, structures, improvements, machinery and equipment located thereon.

     1.34  "FINANCIAL STATEMENTS":  As defined in Section 4.5.

     1.36 "GAAP" Generally accepted accounting principles, consistently applied throughout the period or periods in question.

     1.37 "GOVERNMENTAL BODY": Any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

     1.38 "GUARANTEE": (A) Any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (B) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (i) to pay the Debt of such obligor, (ii) to purchase any obligation owed by such obligor,
(iii) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (C) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

     1.39 "HAZARDOUS MATERIALS": Any hazardous or toxic substances, materials and wastes, including, but not limited to, those substances included in the definitions of "Hazardous Substances," "Hazardous Materials," "Toxic Substances," "Hazardous Waste," "Solid Waste," "Pollutant," or "Contaminant" in any Environmental and Safety Law and the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 ET SEQ., and in the regulations promulgated pursuant to those laws; those substances listed in the United States Department of Transportation Table (49 C.F.R. Section 172.101 and any amendments thereto); such other substances, materials and wastes which are regulated or are classified as hazardous or toxic by any Governmental Body; and asbestos, polychlorinated biphenyls and oil and petroleum products or by-products.

     1.40  "IMAGEX COMMON STOCK":  As defined in Section 3.1.2.

     1.41  "INDEMNIFIED PARTY":  As defined in Section 9.5(a).

     1.42  "INDEMNIFYING PARTY":  As defined in Section 9.5(a).

     1.43 "INTELLECTUAL PROPERTY": All trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress, customer lists and data, and all documentary evidence of any of the foregoing.

     1.45  "IRS":  As defined in Section 4.7(b)(ii).

     1.46 "JUDGMENT": Any judgment, order, award, writ, injunction or decree of any Governmental Body or arbitrator.

     1.48  "LEASED REAL PROPERTY":  As defined in Section 4.8(a).

     1.49 "LOSS": Any loss, damage, Judgment, Debt, liability, obligation, fine, penalty, cost or expense (including, but not limited to, any legal and accounting fee or expense), whether or not relating to personal injury, property damage, public or worker health, welfare or safety or the Environment and whether or not relating to violations of or liability under Environmental and Safety Law.

     1.50  "MARGIN TARGET":  As defined in Section 3.1.3(a).

     1.51  "MISREPRESENTATION CLAIMS":  As defined in Section 9.4(a).

     1.52  "MISREPRESENTATION CLAIMS THRESHOLD":  As defined in Section 9.4(a).

     1.53  "MISREPRESENTATION CLAIMS CAP":  As defined in Section 9.4(b).

     1.54  "1998 BALANCE SHEET":  As defined in Section 4.5.

     1.55  "PERIOD":  As defined in Section 3.1.3(a).

     1.56  "OTHER PROPERTIES":  As defined in Section 4.10(b)(i).

     1.57  "OPTION PLAN":  As defined in Section 5.3.

     1.58 "PERMIT": Any permit, license, approval, authorization, consent, order, registration, certification, endorsement or qualification of any Governmental Body or any other Person.

     1.59 "PERSON": Any corporation, limited liability company, limited liability partnership, limited partnership, general partnership, sole proprietorship, association or other organization, or any individual, or any Governmental Body.

     1.60  "PERSONAL PROPERTY":  As defined in Section 4.8(a).

     1.62 "PRODUCTS": Any and all of the products or services offered, sold, marketed, distributed or otherwise commercially exploited by Company.

     1.63  "PURCHASE PRICE":  As defined in Section 3.1.

     1.64 "REMEDIAL ACTION": Any investigation, site assessment, monitoring or other evaluation of conditions relating to the Environment at a site, or any cleanup, treatment, containment, removal, restoration, corrective action or remedial work involving any Hazardous Materials.

     1.65  "REVENUE TARGET":  As defined in Section 3.1.3(a)..

     1.66  "STOCK":  As defined in Section 2.1.

     1.67  "STOCK COMPONENT":  As defined in Section 3.1.2.

     1.68 "TAX"or "TAXES": All taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     1.69 "TAX RETURN": Any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

     1.70  "THIRD-PARTY CLAIM":  As defined in Section 9.5(a).

     1.71 "TRANSACTION DOCUMENTS": Any and all of the agreements and documents referenced in Sections 7 and 8.

     1.72  "TRANSFER":  As defined in Section 2.1.

     1.73  "WORKING CAPITAL":  As defined in Section 3.2(a).

     1.74  "WORKING CAPITAL FLOOR":  As defined in Section 3.2(a).

     1.75  "WORKING CAPITAL HOLDBACK":  As defined in Section 3.3(b).

     1.76  "YEAR 2000 COMPLIANT":  As defined in Section 4.27(b).

     1.77  "YEAR 2000 PROBLEM":  As defined in Section 4.27(a).

2.   PURCHASE AND SALE OF STOCK

     2.1   PURCHASE AND SALE

     Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders shall sell, transfer, convey, assign and deliver (collectively, "TRANSFER") to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and acquire from the Shareholders, 100% of the issued and outstanding shares of capital stock of Company as of the Closing Date (the "STOCK").

     2.2   CLOSING

     Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington 98101 on the earliest practicable business day after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 of this Agreement, or at such other location or time as the parties may agree, and shall be effective as of midnight on the Closing Date.

3.   PURCHASE PRICE

     3.1   PURCHASE PRICE

     The aggregate purchase price payable to the Shareholders (the "PURCHASE PRICE") for the Stock shall be Three Million Nine Hundred Thousand dollars ($3,900,000), subject to adjustment as provided below, payable to such Shareholders pro rata in accordance with their ownership of the Stock immediately prior to Closing, consisting of the following:

           3.1.1    CASH COMPONENT

     Two Million Eight Hundred Twenty Thousand dollars ($2,820,000) in cash (the "CASH PURCHASE PRICE"), as adjusted in accordance with Section 3.2 below.

           3.1.2    STOCK COMPONENT

     A number of shares of common stock of Buyer, par value $.01 per share (the "IMAGEX COMMON STOCK"), equal to Three Hundred Thousand dollars ($300,000) divided by the average closing price of a share of ImageX Common Stock over the five (5) trading days ending with the second trading day prior to the Closing Date, as reported by the Nasdaq National Market (the "STOCK COMPONENT").

           3.1.3    EARN-OUT COMPONENT

     Additional cash consideration of up to Seven Hundred Eighty Thousand dollars ($780,000) (the "EARN-OUT COMPONENT"), payable subject to the following terms and conditions:

           (a) 100% of the Earn-Out Component will be payable if the gross profit of the Business (calculated in accordance with GAAP) is at least Two Million One Hundred Thirty Thousand dollars ($2,130,000) (the "GROSS PROFIT TARGET") for the four fiscal quarters commencing at the beginning of the first full fiscal quarter after the Closing ( (the "PERIOD").

           (b) To the extent gross profit of the Business during the Period is less than the Gross Profit Target and greater than One Million Five Hundred Ninety Thousand dollars ($1,590,000) (the "GROSS PROFIT FLOOR"), a proportionately reduced portion of the Earn-Out Component shall be payable; provided, however, that no Earn-Out Component shall be payable if the Gross Profit Floor is not met.

           (c) For example, if the gross profit of the Business during the Period is $1,995,000, 75% of the Earn-Out Component ($585,000) would be payable. If the gross profit is less than the Gross Profit Floor during the Period for any reason, no Earn-Out Component will be payable.

           (d) Any earned portion of the Earn-Out Component shall be payable within 45 days of the end of the Period in cash by check or wire transfer and will be accompanied by a statement showing in reasonable detail how the amount of the Earn-Out Component payment was calculated.

     3.2   CASH PURCHASE PRICE ADJUSTMENT

     The Cash Purchase Price is subject to adjustment as provided in this
Section 3.2:

           (a) Within 120 days after the Closing Date, Buyer's independent accountants and the Company's independent accountants, working together, shall prepare and deliver to Buyer, the Company and the Shareholders a balance sheet as of the Closing Date (the "CLOSING BALANCE SHEET"), reflecting the Company's actual financial position, including without limitation the amount of its "WORKING CAPITAL" (defined as the excess of trade accounts receivable, inventory, prepaid insurance and prepaid income taxes over trade accounts payable, sales tax payable, 401(k) contributions and commissions payable, all determined in accordance with GAAP), as of the Closing Date. If the Working Capital balance presented in the Closing Balance Sheet is less than $575,000 (the "WORKING CAPITAL FLOOR"), Buyer shall deduct the amount of the shortfall from the Working Capital Holdback (as defined in Section 3.3(b)) and promptly release the remainder, subject to Section 3.2(b) below, of the Working Capital Holdback, if any, to the Company. If the amount of such shortfall exceeds the Working Capital Holdback, the entire Working Capital Holdback shall be credited to the account of Buyer and any such additional shortfall shall be promptly paid by the Company or the Shareholders to Buyer in cash. If the Working Capital balance presented in the Closing Balance Sheet is equal to or greater than the Working Capital Floor, Buyer shall promptly release the entire Working Capital Holdback (subject to deduction pursuant to Section 3.2(b) below) to the Company and pay any such excess to the Shareholders in cash.

           (b) In addition to amounts, if any, deducted from the Working Capital Holdback in order to effectuate an adjustment to the Cash Purchase Price pursuant to Section 3.2(a) above, Buyer may, in its discretion, offset against the Working Capital Holdback in accordance with Section 9.6 of this Agreement the amount of any Claims based on Sections 4.15 (Accounts and Other Receivables) and/or 4.16 (Inventory) of this Agreement, as well as any Claims based on subparagraph (c) below, in each case, to the extent such claims are known to and quantifiable by Buyer prior to disbursement of the Working Capital Holdback. No failure to offset any such Claims shall constitute a waiver thereof. In the event that the Shareholders in good faith dispute all or any portion of the amount of any such offset, the amount in question shall be set aside in a separate interest-bearing account of Buyer until such dispute is resolved either by mutual agreement of the Shareholders and Buyer or otherwise pursuant to this Agreement (any interest earned on the disputed amount shall be paid to the party determined to be entitled to such disputed amount).

           (c) The Company and the Shareholders shall ensure that the Closing Balance Sheet sets forth the total amount of Debt of the Company as of the Closing Date. The Cash Component shall be reduced dollar for dollar by the amount of any Debt and accrued interest thereon of the Company, as well as the amount of any other short term or long term liabilities of the Company other than the current liabilities included in the definition of Working Capital above, as of the Closing Date.

     3.3   CLOSING PAYMENTS

     At the Closing, the Cash Purchase Price shall be disbursed by or on behalf of the Buyer as follows:

           (a) ESCROW. Buyer shall pay the sum of $300,000 (the "ESCROW AMOUNT") into an interest bearing third-party escrow account as provided in the Escrow Agreement attached hereto as EXHIBIT 3.3 (the "ESCROW AGREEMENT") as a partial source of payment of indemnification claims under Section 9 of this Agreement. The Escrow Amount shall be held and disbursed in accordance with the Escrow Agreement.

           (b) WORKING CAPITAL HOLDBACK. Buyer shall withhold in a separate interest-bearing account of Buyer the sum of $100,000 (the "WORKING CAPITAL HOLDBACK") as a partial source of payment to Buyer of any adjustments to the Cash Purchase Price pursuant to Section 3.2(a) or 3.2(b) of this Agreement. The Working Capital Holdback shall be held and disbursed in accordance with Sections
3.2 and 9.6 of this Agreement.

           (c) BALANCE OF CASH PURCHASE PRICE. The balance of the Cash Purchase Price (net of the $35,000 non-refundable deposit previously paid by Buyer, receipt of which is hereby acknowledged by the Shareholders), less any adjustments in respect of Debt and other liabilities (excluding Working Capital items) of the Company as contemplated in Section 3.2(c) above, shall be paid by wire transfers of immediately available funds to such bank accounts of the Shareholders as they may designate in writing at least two business days prior to the Closing, such amount to be paid pro rata according to the Shareholders' ownership of Stock immediately prior to Closing.

     3.4   ISSUANCE OF STOCK COMPONENT

     Within 10 days after the Closing, Buyer shall issue to the Shareholders the number of shares of ImageX Common Stock constituting the Stock Component as provided in Section 3.1.2 of this Agreement pro rata in accordance with their ownership of Stock immediately prior to Closing. Each Shareholder agrees to execute a Lockup Agreement in the form signed by substantially all of Buyer's shareholders in connection with Buyer's initial public offering in the event that the managing underwriters of such offering so request.

4.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS

     To induce Buyer to enter into and perform this Agreement, the Company and the Shareholders jointly and severally represent and warrant to Buyer (which representations and warranties shall survive the Closing as provided in
Section 9), all as follows in this Section 4:

     4.1   ORGANIZATION AND GOOD STANDING

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California. The Company is duly qualified to do business, and is in good standing, in all jurisdictions where such qualification is required, except where the failure to be so qualified and in good standing would not have a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of Company.

     4.2   AUTHORITY; AUTHORIZATION; ENFORCEABILITY

           (a) The Company has all requisite corporate power and authority to own, operate and lease its assets and to carry on the Business as now being conducted. The Company has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the Transaction Documents to which the Company is a party, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

           (b) Each of the Shareholders has full legal right, power and authority to execute and deliver this Agreement and the Transaction Documents to which he is a party and perform his obligations hereunder and thereunder. The Poitras Family Trust is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution and delivery by the Poitras Family Trust of this Agreement and the Transaction Documents to which it is a party, the performance by the Poitras Family Trust of its obligations hereunder and thereunder and the consummation by the Poitras Family Trust of the transactions contemplated hereby and thereby have been duly authorized by all necessary trust action. This Agreement has been duly executed and delivered by the Shareholders and constitutes the valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms, and the Transaction Documents to which each of the Shareholders is a party, when executed and delivered by such Shareholder, will constitute valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.

     4.3   NO CONFLICT

           (a) The execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in any breach of any provision of the Company's articles of incorporation or bylaws (or equivalent documents); or (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which the Company is a party or by which it is bound or which relates to the Products or the Business; or (iii) result in the creation of any Encumbrance on any assets of the Company; or (iv) violate any applicable law, statute, rule, ordinance or regulation of, or require any notification to, filing with, approval or authorization of or other procedure with, any Governmental Body; or
(v) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Products or the Business; or (vi) give any party with rights under any Contract, Judgment or other restriction to which the Company is a party or by which it is bound or which relates to the Products or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

           (b) The execution, delivery and performance of this Agreement and the Transaction Documents by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and thereby to be consummated by them will not (i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which either of the Shareholders is a party or by which either of the Shareholders is bound, or violate or conflict with the definitive trust documents or other applicable documents relating to the Poitras Family Trust; or (ii) result in the creation of any Encumbrance on any assets of any Shareholder (including without limitation the Stock); or (iii) violate any applicable law, statute, rule, ordinance or regulation of, or require any notification to, filing with, approval or authorization of or other procedure with, any Governmental Body; or
(iv) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Company's Products or Business; or
(v) give any party with rights under any Contract, Judgment or other restriction to which the Company is a party or by which it is bound or which relates to the Company's Products or Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

     4.4   CONSENTS AND APPROVALS

     Except as set forth in SCHEDULE 4.4, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by the Company and the Shareholders of this Agreement and the Transaction Documents to which the Company or either of the Shareholders is a party and for the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby, and (b) no consent, approval or authorization of any third party is required, under any Contract or otherwise, in connection with the execution, delivery and performance by the Company and the Shareholders of this Agreement and the Transaction Documents to which either the Company, Poitras or Douglas is a party and the consummation by the Company and the Shareholders of the transactions contemplated hereby and thereby.

     4.5   FINANCIAL STATEMENTS

     The Company has delivered to Buyer the following financial statements, accurate and complete copies of which are attached to SCHEDULE 4.5 (collectively, the "FINANCIAL STATEMENTS"): compiled balance sheets as of December 31, 1998, December 31, 1997 and December 31, 1996, the related compiled statements of income, cash flow and shareholders' equity for each of the years then ended, a compiled balance sheet (the "JUNE BALANCE SHEET") as of June 30, 1999 (the "BALANCE SHEET DATE"), and the related compiled statements of income, cash flow and Shareholders' equity for the six month period then ended. The Financial Statements were prepared from the books and records of the Company and fairly present the financial position of the Company as of their respective dates and the results of operations of the Company for the respective years or periods covered thereby, in accordance with generally accepted accounting principles consistently applied. Each accrual, reserve or allowance reflected in the Financial Statements is adequate to meet the liability or contingency underlying such accrual, reserve or allowance. The foregoing balance sheets reflect all properties and assets, real, personal or mixed, that are used by the Company in the Business and that are required to be reflected on such balance sheets pursuant to GAAP. There are no liabilities or obligations of the Company that are not reflected in the June Balance Sheet, other than liabilities or obligations incurred in the ordinary course of business since the date of the June Balance Sheet which are not material individually or in the aggregate. The Company has no Debt or Guarantee obligations.

     4.6   ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except as set forth in SCHEDULE 4.6, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course consistent with the Company's past practice, and has not, directly or indirectly:

           (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement) other than in the ordinary course of business, consistent with past practice;

           (b) failed to administer its capital expenditures or deferred charges program in the ordinary course of business;

           (c) sold, leased to others or otherwise disposed of any material amount of assets (except for sales of inventory in the ordinary course of business);

           (d) entered into any contract, agreement or other binding obligation, other than this Agreement, relating to (i) the purchase, sale or issuance of any equity securities or options, warrants or other rights to acquire equity securities of any party, (ii) the purchase or sale of assets either material in amount or constituting a business, or (iii) any merger, consolidation or other business combination;

           (e) canceled or compromised any Debt owing to the Company or any material claim in excess of $20,000 individually or $100,000 in the aggregate, waived or released any right of material value in excess of $20,000 individually or $100,000 in the aggregate, or instituted, settled or agreed to settle any material litigation (provided that such dollar limitations set forth in this Section 4.6(e) shall not apply with respect to claims or rights against an Affiliate or employee of the Company);

           (f) (i) experienced any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs or (ii) changed the compensation or terms of employment provided to the Company's officers or employees earning more than $50,000 per annum or (iii) paid or agreed or orally promised to pay, conditionally or otherwise, any extra compensation to any such person (including, without limitation, any such payments to be made to employees of the Company in connection with and/or from the proceeds of the transactions contemplated hereby);

           (g) disposed of, or permitted to lapse, any rights to the use of any material trademark, service mark, trade name, patent, copyright or other Intellectual Property;

           (h) (i) made any change in any method of accounting or accounting practice or in its pricing, billing, payment, collection or credit policies or practices other than in the ordinary course of business or (ii) granted any extensions of credit other than in the ordinary course of business or
(iii) failed to pay any creditor any amount owed to such creditor when due other than in the ordinary course of business in connection with bona fide claims or disputes;

           (i) made any gifts or sold, leased, transferred or exchanged any material property for less than the fair value thereof;

           (j) except for the Distributions (as defined below) specifically contemplated by Section 6.6 and those monthly shareholder Distributions of profits made in the normal course of business, (i) made, declared or paid any dividend or other distribution on or in respect of any equity security of the Company; (ii) purchased, redeemed or otherwise retired any equity security of the Company, directly or indirectly; or (iii) made any payment or other distribution on or in respect of the principal of, interest on, or otherwise relating to, directly or indirectly, any Debt owing to any Affiliate (any of the foregoing being a "DISTRIBUTION");

           (k) experienced any material adverse change in its relationships with its employees, agents, customers, distributors, manufacturers or suppliers, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company;

           (l) acquired any corporation, partnership, other business organization or division thereof;

           (m) entered into any transactions otherwise than on an arm's-length basis, or any transaction with any Affiliate of the Company or the Shareholders;

           (n) entered into any contract, agreement or other binding obligation to do any of the things referred to in clauses (a) through (m) above; or

           (o) experienced any event or series of events which has had or could reasonably be expected to have, or become aware of any pending or potential developments that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company.

     4.7   TAXES

           (a) (i) All tax returns, information returns and reports ("TAX RETURNS") for all Taxes (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax

Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all respects; (ii) all Taxes of the Company shown on such Tax Returns have been fully and timely paid;
(iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) to the Company's and the Shareholders' knowledge, no governmental authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws, and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on the Company's capital stock; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the Internal Revenue Service in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

           (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

           (c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based on contact or correspondence with any agent of such authority. Schedule 4.7 lists all Tax Returns filed with respect to the Company that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer or its counsel correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

           (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under
Section 280G of the Code (or any similar provision of state, local or foreign law).

           (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

           (g) The unpaid Taxes of the Company (i) did not, as of the date of the Closing Balance Sheet, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

           (h) At all times since January 1, 1996, the Company has had in effect a valid election under Section 1361 and Section 1362 of the Code (and any comparable provision of state or local law) to be treated as a "Subchapter S" corporation for income tax purposes in all jurisdictions in which it is subject to income tax.

           (i) Any stock options that the Company has treated as incentive stock options under Section 421 of the Code met, at the date of grant and at all times subsequently thereto, the requirements of Section 422 of the Code.

     4.8   PROPERTY

           (a) The Company owns no real property. SCHEDULE 4.8(a) constitutes a complete and accurate list of all real property, and rights thereto, leased, subleased or otherwise occupied or used by the Company (the "LEASED REAL PROPERTY").

           (b) SCHEDULE 4.8(b) constitutes a complete and accurate list of all personal property (the "PERSONAL PROPERTY") owned by the Company and, listed separately, all personal property, leased or rented by the Company, as of the date hereof, for use in the operation of the Business.

           (c) The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses of any portion of the Leased Real Property and the Personal Property.

           (d) Company has good and marketable title to all assets reflected on its books or used in the Business (other than the Leased Real Property and the leased Personal Property), free and clear of all Encumbrances except for
(i) assessments for Taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $10,000, is not yet due and payable, and was incurred in the ordinary course of business.

           (e) There are no zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the knowledge of Company, may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Leased Real Property for the conduct thereon of the Business as presently conducted. The Company has received all necessary Permits with regard to occupancy and maintenance of the Leased Real Property.

           (f) There are no existing leases, subleases, service contracts, tenancies or licenses of any portion of the Leased Real Property.

           (g) Each lease of any portion of the Leased Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which any Personal Property is subject, is valid and in good standing, the Company has performed in all material respects the obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto. the Company has not received notice, and the Company is not otherwise aware, that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Leased Real Property or Personal Property is subject to any lease, license, contract of sale or other agreement that could reasonably be expected to have a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company.

           (h) The Company has no knowledge of any material physical defect in the Leased Real Property. the Company is not in default in any material respect under any covenant, condition, restriction, easement, right-of-way or governmental approval relating to the Leased Real Property.

           (i) The assets of the Company as of Closing include all the assets and rights used by the Company in the operation of the Business, and are sufficient to permit Buyer to operate the Business in the same manner as heretofore and currently conducted by the Company.

     4.9   EQUIPMENT

     The machinery, equipment, furniture and other physical assets of the Company do not have any structural defects, are in good operating condition and repair and are adequate for the conduct of the Business, and they conform to, and are free of any building, fire or other violations under, all applicable zoning, pollution, health and safety and other laws, statutes, rules, ordinances and regulations. During the past three years there has not been any significant interruption in the conduct of the Business, including, but not limited to, the operation of the Facilities, due to the malfunctioning of any assets of the Company. No machinery, equipment, furniture or physical assets other than those owned or leased by the Company are used or required by the Company in the conduct of the Business, including, but not limited to, the operation of the Facilities.

     4.10  ENVIRONMENTAL AND SAFETY MATTERS

           (a) The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. the Company has not released any amount of any Hazardous Materials. No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

           (b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental and Safety Law, nor has the Company disposed of, transported, sold, or manufactured any product containing Hazardous Materials in violation of any Environmental and Safety Law.

           (c) There are no Judgments, Contracts, Permit conditions or pending or, to the knowledge of the Company, threatened Claims (i) that require, provide for or seek damages, injunctive relief or any other remedy, or could cause the incurrence of costs or expenses or result in any liability under any Environmental and Safety Law or (ii) that require, provide for or seek any change in the present condition of or any work, repairs, construction or capital expenditures. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

           (d) The Company has no liability of any kind (whether known or unknown, absolute, contingent or otherwise) arising out of or relating to
(a) the treatment, storage or disposal on or prior to the Closing Date of Hazardous Materials by the Company or any other Person (including, without limitation, any previous owner, lessor or sublessor) on or at the Leased Real Property or any other real property previously owned, leased, subleased or used by the Company; (b) releases of Hazardous Materials on, at or from any assets or properties, including, without limitation, any real property, owned, leased, subleased or used by the Company at any time such assets or properties were owned, leased, subleased or used by the Company; (c) generation or transportation of Hazardous Materials by the Company; and (d) releases of Hazardous Materials by any Person (including, without limitation, any previous owner, lessee or sublessee) on or from the Leased Real Property prior to the Company's use thereof.

     4.11  CONTRACTS

     SCHEDULE 4.11 is an accurate and complete list of all the Contracts relating to Products or the Business to which the Company is a party or by which it is in any way affected or bound

(except, with respect to Sections 4.11(a) and 4.11(g) below, for Contracts that do not meet either the applicable dollar or time threshold and, in the case of any oral Contracts, SCHEDULE 4.11 contains accurate and complete summaries thereof), including, but not limited to:

           (a) all Contracts for the purchase or sale of Products, raw materials, intermediates, supplies, machinery, equipment, services or other tangible or intangible property, in each case involving the payment or receipt by Seller of $10,000 or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more;

           (b) all sales agency or distributorship Contracts or franchises;

           (c) all Contracts providing for the manufacture, processing, packaging, storage or distribution of Products or the performance of manufacturing, processing, packaging, storage or distribution services by or for the Company;

           (d) all Contracts providing for the services of consultants or independent contractors, including, but not limited to, Contracts relating to research, development, advertising or promotion;

           (e) all Contracts relating to patents, trade names, trademarks, service marks, copyrights, or applications for any of the foregoing, or inventions, formulas, processes, technology, know-how, trade secrets, technical information or other intellectual property rights, including, but not limited to, the Intellectual Property of the Company;

           (f) all Contracts relating to real property or any interest therein or to personal property located at the Facilities; and

           (g) all other Contracts relating to the Products or the Business that involve the payment or receipt by Seller of $10,000 or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more.

     All such Contracts are valid and in full force and effect and are enforceable in accordance with their respective terms. The Company has performed in all material respects the obligations required to be performed by it under all such Contracts, and no material breach or default by the Company of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. To the knowledge of the Company, no material breach or default by any other party to any Contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. The Company has not received any notice of any modification, termination or cancellation of any Contract and knows of no intent to effect the same or any reasonable basis therefor. Except for matters set forth in
SCHEDULE 4.4 above, no consent, approval or authorization of any third party is required for the assignment of any Contract to Buyer and all Contracts will continue to be binding on the other parties thereto in accordance with their terms following the Closing and their assignment to Buyer. The Company has no reason to believe that any obligations that remain to be performed under any Contract cannot be fulfilled by Buyer without undue or unusual hardship. To the knowledge of the Company, no Contract will result in a material loss to or have a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company, and there is no dispute with any party under any such Contract that may have such a material adverse effect.

     4.12  CLAIMS AND LEGAL PROCEEDINGS

     There are no Claims pending or, to the knowledge of the Company, threatened against the Company, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other Person. To the knowledge of the Company, there is no valid basis for any Claim adverse to the Company by or before any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There are no outstanding or unsatisfied Judgments to which the Company is a party, that involve the transactions contemplated herein or that would alone or in the aggregate have a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company.

     4.13  LABOR MATTERS

     There are no disputes, material employee grievances or material disciplinary actions pending or, to the knowledge of the Company, threatened between the Company and any employees of the Company. The Company has complied in all material respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or Taxes (including income tax and other payroll withholding taxes) or penalties for failure to comply with any such laws. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any of its employees or contractors.

     Except as specifically set forth in SCHEDULE 4.13, the Company is not a party to or otherwise bound by any:

           (a) management, employment or other contract providing for the employment or rendition of executive or management services;

           (b) employment contract that is not terminable without penalty by the Company on 30 days' notice;

           (c) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

           (d) other employment contract or other compensation agreement or arrangement, oral and written, affecting or relating to current or former employees of the Business.

     All such contracts and other agreements and arrangements set forth in
SCHEDULE 4.13 are valid, in full force and effect, the Company has performed all material obligations imposed on it thereunder, and there are, under any of such contracts, Employee Benefit Plans, agreements or arrangements, no defaults or events of default by the Company or, to the knowledge of the Company, any other party thereto that would have a material adverse effect on the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company or that could have a material adverse affect on the relationship of the Company or Buyer with employees.

     Except as specifically disclosed in the Financial Statements, from January 1, 1996 to and including the Closing Date, the Company has not made any loans to any officer or employee of the Company.

     4.14  PATENTS, TRADEMARKS AND INTELLECTUAL PROPERTY

           (a) The Company is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation or other Encumbrance, (i) to the Company's knowledge, all the patents, trade names, trademarks and service marks (and applications for registration of and goodwill associated with the foregoing), and (ii) all the copyrights and other Intellectual Property (and applications for registration of and goodwill associated with the foregoing), in each case, whether registered or not, that are used in the Business, the manufacture, use or sale of the Products by or for the Company, or the use or application of the Products by customers in accordance with promotions or recommendations of the Company, or that are owned by the Company and relate to the Products.
SCHEDULE 4.14 is an accurate and complete list of all of the Company's patents, trade names, trademarks, service marks, copyrights, and applications for any of the foregoing, reflecting dates of filing or dates of issuance, if applicable. No patents, trade names, trademarks, service marks, copyrights or applications for any of the foregoing, other than those set forth in SCHEDULE 4.14, are or have been used in or are necessary in connection with the Business or such manufacture, use, sale or application of the Products, or are owned by the Company and relate to the Products. All registrations listed in SCHEDULE 4.14 are in good standing, valid, subsisting and in full force and effect in accordance with their terms. Other than Intellectual Property owned by the Company or licensed to the Company pursuant to a valid license listed in
Schedule 4.14 (the "COMPANY INTELLECTUAL PROPERTY"), there is no other Intellectual Property used in or, to Seller's knowledge, necessary for the operation of the Business as currently conducted.

           (b) To the knowledge of the Company, none of the Company Intellectual Property or the Company's rights thereto are being infringed or otherwise violated by any Person.

           (c) The use by the Company of the Company Intellectual Property, the manufacture, use and sale by or for the Company of the Products, and the use or application of the Products by customers in accordance with promotions or recommendations of the Company, do not infringe upon or otherwise violate (i) to the Company's knowledge, any patents, trademarks, tradenames, or service marks of any Person or (ii) any other Intellectual Property rights of any Person, and there is no pending or, to the knowledge of the Company, threatened

Claim alleging any such infringement or violation. In addition, there is no pending or, to the knowledge of the Company, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or the Company's rights with respect to, any of the Company Intellectual Property, and there is no basis for any such Claim. Furthermore, there is no other Claim made by any person or entity pertaining to the Company Intellectual Property. None of such Company Intellectual Property is subject to any Judgment.

           (d) The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Company Intellectual Property.

           (e) To the knowledge of the Company, the Company does not employ any Person in a manner that violates any noncompetition, nonsolicitation or nondisclosure agreement that such Person entered into in connection with his or her employment or activities at any time prior to employment by the Company.

     4.15  ACCOUNTS AND OTHER RECEIVABLES

     The accounts receivable reflected in the June Balance Sheet have been collected or are collectible within 90 days after the date invoiced, and the accounts receivable of the Company existing at the Closing Date will be collectible within 90 days after the date invoiced, in each case in the aggregate amount at which such receivables are carried on the June Balance Sheet or Closing Balance Sheet (as the case may be), in each case less in the aggregate the reserves specifically provided for in the June Balance Sheet or Closing Balance Sheet, as the case may be, for doubtful accounts. The Company issues invoices on a regular basis within 30 days after the date any transaction covered thereby occurs.

     4.16  INVENTORY

     The inventory reflected in the June Balance Sheet or as currently owned (or to be owned as of Closing) by the Company for use in the operation of the Business (a) has been valued in accordance with GAAP, and (b) is of a quality and quantity usable and salable in the ordinary course of business at the amounts reflected on the June Balance Sheet (or on the Company's books, if acquired after June 30, 1999), net of any ordinary course inventory reserve consistent with past practice.

           (a) (i) all inventories of finished Products as of the Closing Date meet the Company's current specifications and consist of items of a quality and quantity that are salable within a period of 90 days in the ordinary course of business as heretofore and currently conducted by the Company, and (ii) all inventories of raw materials, intermediates, work in process, supplies, parts and packaging and labeling materials as of the Closing Date consist of items of a quality and quantity that are usable within a period of 180 days in the ordinary course of business as heretofore and currently conducted by the Company and appropriate for their intended use, including, where applicable, processing into inventories of finished Products.

           (b) The Company is not aware of any material adverse condition affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to the Company that are necessary to manufacture, package or label the Products or are otherwise used in the Business.

     4.17  PRODUCT WARRANTIES

     The Company has not made any express product warranties in connection with the sale of the Products and has not experienced any returns of Products. The Company has no liability or obligation of any kind relating to or arising from
(a) return of merchandise sold on or prior to the Closing Date or (b) offset payments with respect to sales after the Closing Date against claims on merchandise sold on or prior to the Closing Date, in each case by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or with respect to merchandise in the hands of customers under an understanding that such merchandise would be returnable.

     4.18  COMPLIANCE WITH LAWS

     The Company is and has at all times been in compliance with its articles of incorporation and bylaws (or equivalent documents) and, in all material respects, with all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body and all Judgments applicable to the ownership or operation of the assets of the Company or the Facilities, the conduct of the Business or the sale of the Products. The Company has not received any notice of any alleged violation (whether past or present and whether remedied or not), nor is the Company aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or Judgment. There is no law, statute, rule, ordinance or regulation promulgated by any Governmental Body or any Judgment that materially and adversely affects or is reasonably expected to materially and adversely affect the ability of the Company to own or operate its assets or the Facilities or to conduct the Business (including, but not limited to, the manufacture, use, marketing, promotion, sale or distribution of the Products) in the same manner as heretofore and currently owned, operated or conducted.

     4.19  PERMITS AND QUALIFICATIONS

     All Permits that are required for the ownership or operation of the Company's assets or the Facilities or the conduct of the Business (including, but not limited to, the manufacture, use, marketing, promotion, sale or distribution of the Products) have been obtained by the Company, are in full force and effect and are listed in SCHEDULE 4.19, with their expiration dates, if any. The Company is and has at all times been in full compliance with all such Permits, and the Company has not received any notice of any alleged violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such Permit, nor is the Company aware of any basis for any claim of any such violation or any such threat.

     4.20  INSURANCE

     SCHEDULE 4.20 contains a complete and accurate list of all insurance policies held by the Company and the amounts and deductibles thereof. The Company has maintained adequate insurance protection against all liabilities, Claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure.

     4.21  EMPLOYEE BENEFIT PLANS

           (a) SCHEDULE 4.21 contains a true, accurate and complete list and description of each Employee Benefit Plan. The Company does not have any agreement, arrangement or commitment to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement or communication (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such occurrences or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty.

           (b) The Company has delivered to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed for such Employee Benefit Plan; (ii) the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan during the last three years; (iii) all contracts and agreements (and any amendments thereto) relating to the Employee Benefit Plan, including, without limitation, trust agreements, service provider agreements, insurance contracts, ERISA bonds, indemnification agreements, investment management agreements and recordkeeping agreements; (vi) the most recent Internal Revenue Service determination letter issued with respect to the Employee Benefit Plan; (vii) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company since the date of the most recently completed and filed annual report;
(viii) all correspondence to or from any government entity or agency relating to such Employee Benefit Plan; (ix) all COBRA and HIPAA forms and notices currently in use; and (x) all coverage and nondiscrimination tests performed with respect to such Employee Benefit Plan for the last three years.

           (c) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in compliance with its terms and with the requirements prescribed by any and all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code; (ii) all amendments and actions required to bring such Employee Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable laws and regulations have been made or taken within the time prescribed by law, except to the extent that such amendments or actions are not required by law to be made or taken until after the effective date of this Agreement and are disclosed in Schedule 4.21; (iii) the Company and all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (iv) all reports and other information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately, timely and properly filed;
(v) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (vi) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vii) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement or any of the other Transaction Documents) that could constitute a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 or 407 of ERISA; and (viii) no transaction, event or omission has occurred or failed to occur that could subject the Company or any other Person, directly or indirectly, to a tax, fine, penalty or related charge under any law, statute, order, rule or regulation, including, without limitation, Chapter 43 of Subtitle D of the Code and Sections 502(c), 502(i), 502(l) and 4071 of ERISA.

           (d) Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and each such Employee Benefit Plan has received an unrevoked favorable determination letter from the Internal Revenue Service to that effect. Nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan, and no circumstances exist or are reasonably expected to occur, that could adversely affect the qualification or exemption of such Employee Benefit Plan or its related trust.

           (e) All contributions, premiums and other payments due or required to be made to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been properly recorded on the books of the Company.

           (f) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of persons, organizations and/or entities that is treated as a single employer under
Section 414(o) of the Code.

           (g) The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA.

           (h) Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) health insurance, life insurance, severance pay or any other welfare benefits (within the meaning of Section 3(1) of ERISA) with respect to any current or former officer, employee, agent, director or independent contractor of the Company beyond such individual's retirement or other termination of service (other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code).

           (i) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or the Shareholders, threatened with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor, to the knowledge of the Company or the Shareholders, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the Internal Revenue Service, Department of Labor or any other government entity or agency, and, to the knowledge of the Company and the Shareholders, no such action is contemplated or under consideration by the Internal Revenue Service, Department of Labor or any other government entity or agency.

           (j) Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the consummation of the transactions contemplated in or by this Agreement or any of the other Transaction Documents, either alone or in connection with any other action or event, could:
(i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company or any Employee Benefit Plan; (ii) increase the amount of compensation due to any individual; (iii) result in any benefit becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan; or (iv) require the Company to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

     4.22  BROKERAGE

     No investment banker, broker or finder will be entitled to any fee or other compensation in connection with the transactions contemplated by this Agreement.

     4.23  ABSENCE OF QUESTIONABLE PAYMENTS

     None of the Company or any director, officer, agent, employee or other Person acting on behalf of the Company has used, directly or indirectly, any of the Company's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to any government official or other person. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. None of the Company or any director, officer, agent, employee or other person acting on behalf of the Company has accepted or received, to the knowledge of the Company, any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of the Business.

     4.24  CUSTOMERS AND SUPPLIERS

     To the knowledge of the Company, (a) no customer or supplier of the Company is involved in, threatened with or affected by, any Claim, Judgment or circumstances that may materially and adversely affect the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company, (b) the Company has no knowledge that any customer or supplier of the Company intends to terminate or modify its relationship with the Company under the ownership of Buyer after Closing, and (c) to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not adversely affect the post-Closing relationship of the Company, Buyer with any customer or supplier of the Company. No customer or supplier of the Company has, during the last 12 months, decreased or limited materially, or threatened to decrease or limit materially, its purchase of the Company's Products, or its supply of materials or services to the Company, as the case may be. SCHEDULE 4.24 lists the largest customers of the Company, by revenue, that collectively accounted for at least 80% of the revenues of the Company during the period from January 1, 1997 to June 30, 1999, and the sales to each such customer during such period.

     4.25  CAPITALIZATION AND TITLE

     The authorized capital stock of the Company consists of 2,500 shares of Common Stock, no par value, of which 200 shares are issued and outstanding and held of record and beneficially by the Shareholders, with 100 shares so held by Poitras and 100 shares so held by Douglas. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase of any securities of the Company from the Company or the Shareholders, except for that certain Amended and Restated Buy/Sell Agreement, dated October 7, 1993, among Image Press, Inc., Stan Poitras and Glen Douglas, which shall be terminated and of no further force or effect as of the Closing Date. There are no written or oral commitments for any of the foregoing. There are no Encumbrances on the Stock. At the Closing, Buyer will acquire valid title to the Stock, free and clear of any Encumbrance, and as such will be the sole shareholder of the Company.

     4.26  FULL DISCLOSURE

     The Company has provided Buyer with all the documents which Buyer has requested in writing in connection with its consideration of the transactions contemplated hereby. This Agreement, the Schedules to this Agreement and all certificates delivered by the Company pursuant to this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading.

     4.27  YEAR 2000 COMPLIANCE

           (a) The Company has undertaken a detailed review and assessment of all areas within its business and operations that could be adversely affected by the Year 2000 Problem (as defined below) and, to the Company's knowledge, the internal systems of the Company will not be adversely affected in a material way by such problem. The "YEAR 2000 PROBLEM" means the risk that computer hardware and software may not accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of such computer hardware and software.

           (b) To the Company's knowledge, the computer hardware and software applications used by the Company in the operation of the Business are "YEAR 2000 COMPLIANT" (that is, capable of accurately processing date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of such computer hardware and software applications).

     4.28  CORPORATE RECORDS AND CHARTER DOCUMENTS

     The Company has provided to Buyer true and correct copies of its minute books, charter documents, stock issuance and transfer records and other corporate records. The minutes of the board of directors, any committees thereof, and the shareholders accurately reflect all material corporate actions taken by such groups. The articles of incorporation and bylaws of the Company provided to Buyer reflect all amendments thereto through the date hereof and comply with the requirements of the laws of the jurisdiction in which the Company is incorporated.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     To induce the Company and the Shareholders to enter into this Agreement, Buyer and represents and warrants to the Company and the Shareholders (which representations and warranties shall survive the Closing as provided in
Section 9) all as follows in this Section 5:

     5.1   ORGANIZATION AND GOOD STANDING

     Buyer is a corporation duly organized and validly existing under the laws of the state of Washington. Buyer is duly qualified to do business, and is in good standing, in all jurisdictions where such qualification is required, except where the failure to be so qualified and in good standing would not have a material adverse effect on the assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of Buyer.

     5.2   AUTHORITY; AUTHORIZATION; ENFORCEABILITY

           Buyer has all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as now being conducted. Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

     5.3   CAPITALIZATION

     The authorized capital stock of Buyer consists of 100,000,000 shares of ImageX Common Stock, $.01 par value per share, of which 16,613,642 shares are issued and outstanding as of the date hereof, and 30,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding as of the date hereof. All such issued and outstanding shares of ImageX Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase of any securities of Buyer from Buyer, except as disclosed in Buyer's prospectus dated August 26, 1999 and such options as have been granted in the ordinary course of business since the date as of which stock option information was provided in such prospectus.

     5.4   VALID ISSUANCE OF STOCK

     The shares of ImageX Common Stock to be issued pursuant to this Agreement at Closing will, when issued, be duly authorized and validly issued, fully paid and nonassessable.

     5.5   NO CONFLICT

     The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of, any provision of Buyer's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any material Contract or Judgment to which Buyer is a party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

     5.6   BROKERAGE

     No investment banker, broker or finder will be entitled to any fee or other compensation in connection with the transactions contemplated by this Agreement.

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

     5.7   FULL DISCLOSURE

     Buyer have provided the Company and the Shareholders with all the documents which the Company or the Shareholders have requested in writing for deciding whether to acquire the ImageX Common Stock. Such documents, taken together with this Agreement and all certificates delivered by Buyer pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading.

6.   CERTAIN COVENANTS

     6.1   ACCESS

           (a) Prior to the Closing Date, the Company shall (i) give Buyer and its accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all Facilities of the Company relating to the Products, the assets of the Company and the Business, (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Products, the assets of the Company and the Business as may be reasonably requested by Buyer or its authorized representatives or advisors,
(iii) permit Buyer and its authorized representatives and advisors to review all books, records and Contracts relating to the Products, the assets of the Company and the Business as may be reasonably requested by Buyer or its authorized representatives and advisors, and make copies thereof, (iv) make available the Company's employees and advisors, including those responsible for the management of the Business, and cause the Company's employees and advisors to furnish Buyer and its authorized representatives and advisors with data and other information with respect to the Products, the assets of the Company and the Business as may be reasonably requested, and discuss with Buyer and its authorized representatives and advisors the affairs of the Business, (v) facilitate, and accompany Buyer and its authorized representatives and advisors on, visits to the customers of the Business for the purpose of assisting Buyer in determining whether they will be able, or given the opportunity, to conduct the Business after the Closing with respect to such customers in the manner heretofore conducted by the Company or otherwise to qualify itself or its products or Facilities for the purpose of so conducting the Business, and (vi) fully cooperate with Buyer and its authorized representatives and advisors in their investigation and examination of the Products, the assets of the Company and the affairs of the Business. No investigation, or receipt of information provided by or on behalf of the Company or review thereof by Buyer or its representatives or advisors, shall diminish or obviate, or relieve the Company or the Shareholders from, or affect Buyer's ability or right to rely on, any of the representations, warranties, covenants and agreements of the Company and the Shareholders contained in this Agreement and the Transaction Documents.

           (b) In the event that the Closing under this Agreement shall not occur, Buyer on the one hand, and the Company and the Shareholders on the other hand, shall keep confidential and not use or disclose to any other Person any confidential information acquired by any such party (the "Receiving Party") from any other such party (the "Disclosing Party") pursuant to this Section 6.1 or otherwise disclosed in connection with the negotiation of this Agreement, unless the Disclosing Party shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and of nonuse and nondisclosure shall not apply to any information which (i) at the time of disclosure or use is, or thereafter becomes, available in the public domain through no breach of this Agreement by the Receiving Party; or (ii) was known to, or otherwise in the possession of, the Receiving Party or its Affiliates prior to the receipt of such information from the Disclosing Party and the Receiving Party can bear the burden of proving that it was so known or otherwise possessed; or (iii) is obtained by the Receiving Party from a source other than the Disclosing
Party and other than one who would be breaching a commitment of confidentiality to the Disclosing Party by disclosing the information to the Receiving Party and the Receiving Party can bear the burden of proving that it was so obtained; or (iv) is developed by the Receiving Party or their Affiliates independently of the Disclosing Party's confidential information;
or (v) is required to be disclosed by the Receiving Party in connection with a pending Claim; and provided further that in the event the Receiving Party becomes required in connection with a pending Claim to disclose any of the information acquired from the Disclosing Party in connection with this Agreement, then the Receiving Party shall provide the Disclosing Party with reasonable notice so that the Receiving Party may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, the Receiving Party shall furnish only that portion of the information which is required and shall endeavor, at the Disclosing Party's expense, to obtain a protective order or other assurance that the portion of the information furnished by the Receiving Party will be accorded confidential treatment. The obligations of Buyer, the Company and the Shareholders set forth in this Section 6.1(b) shall be in effect for a period of five years from the date of this Agreement.

     6.2   NOTIFICATION OF CLAIMS

     From the date of this Agreement to and including the Closing Date, the Company will promptly advise Buyer in writing if the Company has notice or knows of the commencement or threat of any claim, litigation or proceeding against or affecting the Company or the Business or any ruling, decree or other material development in any claim, action or suit described in SCHEDULE 4.12 or arising after the date hereof.

     6.3   CONDUCT OF BUSINESS PRIOR TO CLOSING

     Except for actions taken with the prior written consent of Buyer, from the date of this Agreement until the Closing Date, the Company shall conduct the Business in the ordinary course consistent with the Company's past practice, the Company shall not, directly or indirectly, take or permit to exist any action or condition specified in Section 4.6 above, and the Company shall:

           (a) use its reasonable best efforts to maintain the Business intact, to market, promote, sell and distribute the Products consistently with the Company's past practice, and to preserve the goodwill of the Business and present relationships with the customers and suppliers and others with whom the Company has business relations;

           (b) maintain the Leased Real Property, Facilities and Personal Property in good operating condition and repair;

           (c) meet the contractual obligations of the Company and perform and pay its obligations as they mature in the ordinary course of business;

           (d) make payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;

           (e) comply with all Judgments; all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body; and all Permits applicable to the conduct of the Business or the ownership or operation of the Facilities, and maintain, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto;

           (f) promptly advise Buyer in writing of any material adverse change in the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company;

           (g) not take any action, or omit to take any action, directly or indirectly, that would result in any of the Company's representations and warranties made herein being inaccurate at the time of such action or omission as if made at and as of such time;

           (h) continue compensation and terms of employment presently provided to the Company's officers and employees at rates current as of March 31, 1999, except with knowledge and consent of Buyer;

           (i) give notice to Buyer promptly upon becoming aware of any inaccuracy of any of the Company's representations or warranties made herein (including in the Schedules to this Agreement) or of any event or state of facts that would result in any such representation or warranty being inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail);

           (j) give notice to Buyer promptly upon becoming aware of any failure of the Company or the Shareholders to perform any covenant or other obligation required of it or them under this Agreement, or any facts or circumstances that would cause any of the conditions specified in Section 7 to be incapable of, or substantially unlikely to be, fulfilled;

           (k) except as specifically contemplated in Section 6.6, not declare or pay any dividend or other distribution with respect to the capital stock of the Company, redeem or repurchase any such capital stock, or make any other payment to any Shareholder, other than monthly shareholder Distributions of profits made in the normal course of business;

           (l) not issue any equity securities, or securities or other rights exercisable or exchangeable for, or convertible into, equity securities;

           (m) not alter or amend the Company's articles of incorporation or bylaws, or merge or consolidate with any other entity;

           (n) not incur any additional Debt or obligation in respect of any Guarantee;

           (o) not, directly or indirectly, enter into any agreement or commitment with respect to any of the foregoing.

     6.4   COVENANTS TO SATISFY CONDITIONS

     Each party shall proceed with all reasonable diligence and use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligation to purchase or sell the Stock as set forth in Section 7 or 8, as the case may be, insofar as such matters are within the control of such party; provided, however, that this provision shall not impose upon any party any obligation to incur unreasonable expenses under the circumstances in order to fulfill any condition contained in such sections.

     6.5   EXCLUSIVITY

     The Shareholders and the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any significant equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any third party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any party to do or seek any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Buyer promptly if any such proposal or offer, or any inquiry or contact with any party with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the party making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

     6.6   SPECIAL DISTRIBUTION

     Notwithstanding any other provision of this Agreement, the parties acknowledge that the Company shall make a special distribution to the Shareholders, immediately prior to Closing, of the Company's investment in Tech Guardian, its golf club membership at Crow Canyon Country Club and cash. Any taxes due in connection with such distribution shall be the responsibility of the Shareholders.

     6.7   EMPLOYEE COMPENSATION DURING EARN-OUT PERIOD

     After Closing and during the Period, Buyer shall not make or permit to be made any change in the compensation of any employees of the Business identified on Schedule 6.7 without the prior written consent of the Shareholders.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer with respect to the purchase of the Stock at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer in writing:

     7.1   NO INJUNCTION OR LITIGATION

     As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

     7.2   REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations and warranties of the Company made in this Agreement, the Transaction Documents and any certificate furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and the Shareholders shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

     7.3   NO MATERIAL ADVERSE CHANGE

     From the date of this Agreement to the Closing Date, there shall not have occurred any material adverse change in the assets, business, operations, properties, condition (financial or otherwise) or prospects of the Company, and the Company and the Shareholders shall have no knowledge of any such change which is reasonably likely to occur.

     7.4   CONSENTS AND APPROVALS

     All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained or made on terms satisfactory to Buyer and shall be in full force and effect. All consents, approvals or authorizations of any other Persons required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents. All Permits (including but not limited to all certifications, endorsements and qualifications) of any third parties required in connection with the transactions contemplated hereby shall have been obtained to the satisfaction of Buyer and shall be in full force and effect.
The Buy/Sell Agreement among the Shareholders shall have been terminated in writing effective upon the Closing.

     7.5   DELIVERY OF DOCUMENTS

     The Company and/or each of the Shareholders, as the case may be, shall have delivered the following documents, agreements and supporting papers to Buyer at the Closing, and the delivery of each shall be a condition to Buyer's performance of its obligations to be performed at the Closing:

           (a) executed Employment Agreements between Buyer, the Company and each of Stanley F. Poitras and Glen R. Douglas in substantially the forms attached hereto as EXHIBITS 7.5(A)-1 AND 7.5(A)-2;

           (b) executed Noncompetition Agreements among Buyer, the Company and each of Stanley F. Poitras and Glen R. Douglas in substantially the forms attached as EXHIBITS 7.5(B)-1 AND 7.5(B)-2.

           (c) The originals of all the consents, approvals, authorizations and Permits referenced in Section 7.4 shall have been delivered to Buyer;

           (d) executed counterpart of the Escrow Agreement signed by Company, the escrow agent and the Shareholders;

           (e) an investment letter in substantially the form attached hereto as
EXHIBIT 7.5(E), executed by each Shareholder;

           (f) a certificate of the President of Company in form satisfactory to Buyer, dated the Closing Date, certifying that all the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.4 have been fulfilled;

           (g) a certificate of the Secretary of Company in form satisfactory to Buyer, dated the Closing Date, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of Company authorizing the transactions contemplated by this Agreement, and as to Company's charter documents and such other documents as are reasonably specified by Buyer's counsel;

           (h) stock powers executed by each Shareholder relating to the transfer of the Stock to Buyer, as well as cancelled certificates evidencing such Stock and a new certificate evidencing such Stock registered in the name of Buyer on the books of Company;

           (i) resignations of all officers and directors of the Company, effective upon the Closing;

           (j) the original minute books and stock records of the Company reflecting all actions through the Closing Date.

     7.6   LEGAL OPINION

     Company shall have delivered to Buyer the opinion of the Company's counsel, Stein, Smith, Rudser & Cohen, dated the Closing Date, in form and substance acceptable to Buyer.

     7.7   SATISFACTION OF CONDITIONS

     All agreements and other documents required to be delivered by the Company and the Shareholders hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Buyer and its counsel. Buyer shall have received such other agreements, documents and information as they may reasonably request in order to establish satisfaction of the conditions set forth in this Section 7.

     7.8   FINANCING

     Buyer shall have obtained financing sufficient to fund the Cash Purchase Price on terms satisfactory to Buyer in its sole discretion.

     7.9   SECURITIES LAW EXEMPTION

     Buyer shall be satisfied in its sole discretion that the offer and issuance of the Stock Component hereunder is exempt from the registration and qualification requirements of federal and applicable state securities laws.

     7.10  DUE DILIGENCE

     Buyer shall be satisfied in its sole discretion with the results of its business, accounting and legal due diligence review of the Company.

     7.11  KEY EMPLOYEES

     The employees listed on SCHEDULE 7.11 shall have agreed to continue their employment with the Company after Closing on terms acceptable to Buyer.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

     The obligations of the Company and the Shareholders with respect to the sale of the Stock to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Company and the Shareholders:

     8.1   NO INJUNCTION OR LITIGATION

     As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

     8.2   REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations and warranties of Buyer made in this Agreement or in the Transaction Documents or any certificate furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

     8.3   DELIVERY OF DOCUMENTS

     Buyer, as the case may be, shall have delivered the following documents, agreements and supporting papers to the Company and the Shareholders at the Closing, and the delivery of each shall be a condition to the Company's and the Shareholders' performance of their obligations to be performed at the Closing:

           (a) executed Employment Agreements between Buyer, the Company and each of Stanley F. Poitras and Glen R. Douglas;

           (b) executed Noncompetition Agreements among Buyer, the Company and each of Stanley F. Poitras and Glen R. Douglas;

           (c) executed counterparts of the Escrow Agreement signed by Buyer and the escrow agent;

           (e) a certificate of an officer of Buyer in form satisfactory to the Company and the Shareholders, dated the Closing Date, certifying that all the conditions set forth in Sections 8.1, 8.2 and 8.5 have been fulfilled.

     8.4   SATISFACTION OF CONDITIONS

     All agreements and other documents required to be delivered by Buyer hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of the Company, the Shareholders and their counsel. The Company and the Shareholders shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 8.

     8.5   NO MATERIAL ADVERSE CHANGE

     From the date of this Agreement to the Closing Date, there shall not have occurred any material adverse change in the conduct, business, operations, properties, condition (financial or otherwise) or prospects of Buyer, and Buyer shall have no knowledge of any such change which is reasonably likely to occur.

9.   SURVIVAL AND INDEMNIFICATION

     9.1   SURVIVAL

     All representations and warranties of the Company, the Shareholders and Buyer contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing to the following extent, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto:

           (a) The representations and warranties of the Company and the Shareholders in Section 4.2 (Authority; Authorization; Enforceability) and the representations and warranties of Buyer in Section 5.2 (Authority; Authorization; Enforceability) shall survive indefinitely.

           (b) The representations and warranties of the Company and the Shareholders in Section 4.7 (Taxes), 4.10 (Environmental and Safety Matters) and
4.21 (Employee Benefit Plans) shall survive for the longer of (i) three years or
(ii) until 30 days after the expiration of the applicable statute of limitations periods for the matters addressed in each such representation and warranty.

           (c) All other representations and warranties of the Company, the Shareholders and Buyer, as the case may be, shall survive until 30 days after the receipt by Buyer of the final report of its independent auditors with respect to their audit of the consolidated financial statements and operations of Buyer and its subsidiaries for the year ended December 31, 2000, but in no event later than June 30, 2001.

     The covenants and agreements of the Company, the Shareholders and Buyer contained in this Agreement and in the Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

     9.2   INDEMNIFICATION BY THE SHAREHOLDERS

     From and after the Closing Date, subject to the limitations set forth in
Section 9.4, the Shareholders, jointly and severally, shall indemnify and hold Buyer and its Affiliates harmless from and against, and shall reimburse Buyer and its Affiliates for, any and all Losses arising out of or in connection with:

           (a) any inaccuracy in any representation or warranty made by the Company or the Shareholders in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto; and

           (b) any failure by the Company or the Shareholders to perform or comply with any covenant or agreement required of it or them in this Agreement or in the Transaction Documents.

     9.3   INDEMNIFICATION BY BUYER

     From and after the Closing Date, subject to the limitations set forth in
Section 9.4, Buyer, shall indemnify and hold harmless the Shareholders and their respective Affiliates from and against, and shall reimburse the Shareholders and their respective Affiliates for, any and all Losses arising out of or in connection with:

           (a) any inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto; and

           (b) any failure by Buyer to perform or comply with any covenant or agreement required of it in this Agreement or the Transaction Documents.

     9.4   THRESHOLD AND TIME LIMITATIONS

           (a) Notwithstanding any other provision of this Agreement, except as provided in paragraph (d) below, no Person shall be entitled to receive any indemnification hereunder with respect to Claims for indemnification made under
Section 9.2(a) or 9.3(a) or under Section 9.2(b) or 9.3(b) to the extent such Claim under Section 9.2(b) or 9.3(b) relates to an alleged breach prior to Closing of a covenant in Section 6 of this Agreement (the "MISREPRESENTATION CLAIMS"), unless and until the aggregate amount of Losses in respect of Misrepresentation Claims for which such Person and its Affiliates would otherwise be entitled to receive indemnification exceeds Fifty Thousand dollars ($50,000) (the "MISREPRESENTATION CLAIMS THRESHOLD"); provided, however, that once such aggregate Losses exceed the Misrepresentation Claims Threshold, such Person and its Affiliates shall be entitled to receive indemnification for the aggregate amount of all such Losses without regard to the Misrepresentation Claims Threshold.

           (b) Notwithstanding any other provision of this Agreement, except as provided in paragraph (d) below, in no event will the Shareholders or Buyer be required to make indemnification payments in respect of Misrepresentation Claims in excess of the Cash Purchase Price and, to the extent paid, the Earn-Out Component (the "MISREPRESENTATION CLAIMS CAP").

           (c) None of the parties or their Affiliates shall be entitled to assert any right of indemnification with respect to any Misrepresentation Claim of which such party or its Affiliates shall not have given written notice to the other parties on or prior to the end of the applicable survival period (if any) set forth in Section 9.1 above, except that if such party or its Affiliates shall have given written notice of any Misrepresentation Claim to the other parties on or prior to the end of such survival period, then they shall continue to have the right to be indemnified with respect to such pending Misrepresentation Claim, notwithstanding the expiration of such survival period.

           (d) Notwithstanding any other provision of this Agreement, the liability of any party to the other parties and their Affiliates for indemnification Claims under Section 9.2 or 9.3, as the case may be, other than Misrepresentation Claims, shall not be subject to the Misrepresentation Claims Threshold or the Misrepresentation Claims Cap. Notwithstanding anything to the contrary contained in this Section 9.4, in no event shall the Misrepresentation Claims Threshold or the Misrepresentation Claims Cap apply to any Misrepresentation Claims based on a violation of 4.7 (Taxes), 4.15 (Accounts and Other Receivables), 4.16 (Inventory) of this Agreement.

     9.5   PROCEDURE

           (a) Any party hereto or any of its Affiliates seeking indemnification hereunder (in this context, the "INDEMNIFIED PARTY") shall notify the other party (in this context, the "INDEMNIFYING PARTY") in writing reasonably promptly after the assertion against the indemnified party of any Claim by a third party (a "THIRD-PARTY CLAIM") in respect of which the indemnified party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve it of any obligation or liability that it may have to the indemnified party except to the extent (and only to the extent) that the indemnifying party demonstrates that its ability to defend or resolve such Third Party-Claim is materially and adversely affected thereby.

           (b) (i) Subject to the provisions of Section 9.5(d) below, the indemnifying party shall have the right, upon written notice given to the indemnified party within 30 days after receipt of the notice from the indemnified party of any Third-Party Claim, to assume the defense or handling of such Third-Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 9.5(b)(ii) below shall govern.

               (ii) Upon assuming the defense or handling of a Third Party Claim, the indemnifying party shall select counsel reasonably acceptable to the indemnified party, and the indemnifying party shall defend or handle such Third Party Claim in consultation with the indemnified party, and shall keep the indemnified party timely apprised of the status of such Third-Party Claim, and shall not, without the prior written consent of the indemnified party, directly or indirectly assume any position or take any action that would impose any obligation of any kind on, or restrict the actions of, the indemnified party. The indemnifying party shall not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, agree to a settlement of any Third-Party Claim unless such settlement includes a full and complete release of the indemnified party in form and substance satisfactory to the indemnified party in its sole discretion. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the indemnifying party fails to conduct the defense or handling of any Third-Party Claim in good faith after having assumed such defense or handling, then the provisions of
Section 9.5(c)(ii) below shall govern.

           (c) (i) If the indemnifying party does not give written notice to the indemnified party, within 30 days after receipt of the notice from the indemnified party of any Third-Party Claim, of the indemnifying party's election to assume the defense or handling of such Third-Party Claim, the provisions of
Section 9.5(c)(ii) below shall govern.

               (ii) The indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third-Party Claim and defend or handle such Third-Party Claim in such manner as it may deem appropriate; provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third-Party Claim and shall not settle such Third-Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably

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

withheld. If the indemnified party defends or handles such Third-Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

           (d) In the case of any Third-Party Claim that is brought by any customer or supplier of the Business acquired hereunder, notwithstanding anything in Section 9.5(b) to the contrary, Buyer or its Affiliates may, at the Company's and the Shareholder's expense, select counsel and defend or handle such Third Party Claim in accordance with Section 9.5(c)(ii), and the provisions of Section 9.5(c)(ii) shall govern.

           (e) If the indemnified party intends to seek indemnification hereunder, other than for a Third-Party Claim, then it shall notify the indemnifying party in writing within six months after its discovery of facts upon which it intends to base its Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the indemnified party except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is materially and adversely affected thereby.

           (f) The indemnified party may notify the indemnifying party with respect to a Misrepresentation Claim even though the amount thereof plus the amount of other Misrepresentation Claims about which the indemnifying party was previously notified by the indemnified party aggregate less than the Misrepresentation Claims Threshold.

     9.6   ACCESS TO ESCROW AMOUNT AND WORKING CAPITAL HOLDBACK

     Any liability of the Shareholders for indemnification under this Section 9 shall (subject to the limitations in Section 9.4) be satisfied, first, from the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to satisfy any such liability, from the other assets of the Shareholders, including by offset of amounts otherwise owed by Buyer to the Shareholders under this Agreement; provided, however, that any liability arising from Misrepresentation Claims based on Sections 4.15 (Accounts and Other Receivables) or 4.16 (Inventory) hereof may in Buyer's discretion, be satisfied by offsetting some or all of such claims against the Working Capital Holdback (to the extent thereof) in accordance with Section 3.2(b) and seeking indemnification under this Section 9 for any unsatisfied portion of such Claim. If Buyer satisfies the amount of any Claim based on Section 4.15 (Accounts and Other Receivables) by offset against the Working Capital Holdback or from the Escrow Amount and, therafter, the account receivable that was the subject of such Claim is collected, then Buyer shall promptly pay the amount collected to the Shareholders in cash.

     9.7   ELECTION OF REMEDIES

     In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its Claim is covered under more than one provision of this Section 9, such party or Affiliate shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

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

     9.8   SPECIFIC PERFORMANCE

     The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement, including without limitation Section 3.4 hereof, were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement (including without limitation Section 3.4 hereof), in addition to any other remedy available hereunder. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

10.  TERMINATION

     10.1  TERMINATION

     This Agreement may be terminated before the Closing:

           (a) by the Company, by giving written notice to Buyer at any time, if Buyer has materially breached any representation, warranty, covenant or other provision contained in this Agreement, which breach cannot be cured prior to Closing;

           (b) by Buyer, by giving written notice to the Company at any time, if the Company or the Shareholders has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be cured prior to Closing;

           (c) by any party, by giving written notice to the other parties at any time, if any condition to the obligations of the terminating party becomes incapable of being satisfied at or prior to the Closing.

           (d) by mutual written agreement of the Company and Buyer; or

           (e) except as the parties may otherwise agree, by the Company or Buyer, by giving written notice to the other, if the Closing has not occurred on or before September 30, 1999.

     10.2  EFFECT OF TERMINATION

     In the event of the termination of this Agreement pursuant to Section
10.1 above, (a) each party shall return or destroy all documents containing confidential information of the other party (and, upon request, certify as to the destruction thereof), and (b) no party hereto shall have any liability or further obligation to the other party hereunder, except for obligations of confidentiality, nonuse and nondisclosure with respect to the other parties' confidential information, which shall survive the termination of this Agreement. In addition, no termination of this Agreement shall relieve any party from any liability under this Agreement for breach of any provision hereof.

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

11.  GENERAL

     11.1  CONFIDENTIALITY OBLIGATIONS OF THE SHAREHOLDERS FOLLOWING THE
           CLOSING

     From and after the Closing, the Shareholders shall keep confidential and not use or disclose to any party any confidential information relating to the assets, business or affairs of Buyer or the Company. The confidentiality and nonuse obligations set forth in this Section 11.1 shall not apply to any information which is available to the public through no breach of this Agreement by the Company or the Shareholders, or is disclosed to the Company or the Shareholders by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by the Shareholders in connection with pending litigation or investigation; provided, however, that in the event the Shareholders become required in connection with pending litigation or investigation to disclose any of the confidential information relating to the assets, business or affairs of Buyer or the Company, then the Shareholders shall provide Buyer with reasonable notice so that Buyer may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, the Shareholders shall furnish only that portion of the information that is required and shall endeavor, at Buyer's expense, to obtain a protective order or other assurance that the portion of the information furnished by the Shareholders will be accorded confidential treatment.

     11.2  PUBLIC ANNOUNCEMENTS

     The Company and the Shareholders on the one hand, and Buyer on the other hand, agree not to make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without the other parties' prior consent in writing, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

     11.3  SEVERABILITY

     If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore, the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

     11.4  MODIFICATION AND WAIVER

     This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving party. The failure of any party to

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

enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

     11.5  NOTICES

     All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by e-mail, facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent for next business morning delivery via a nationally recognized express courier service, or hand-delivered, addressed as follows:

     if to Buyer:            ImageX.com, Inc.
                             10800 N.E. 8th St., Suite 200
                             Bellevue, Washington  98004
                             Fax:  425-452-9266
                             Attention:  Richard Begert and John Higgins

     with a copy to:         Perkins Coie LLP
                             1201 Third Avenue, 40th Floor
                             Seattle, Washington  98101
                             Fax:  206-583-8500
                             Attention:  David C. Clarke

     if to the Company:      Image Press, Inc.
                             2450 Washington Avenue
                             Suite 260
                             San Leandro, California  94577
                             Fax:  510-895-5171
                             Attention: Stan Poitras and Glen Douglas

     with a copy to:         Stein, Smith, Rudser & Cohen
                             505 Seventeenth Street
                             Oakland, CA  94612
                             Fax:  510-987-8333
                             Attention:  Mary M. Rudser, Esq.

     if to the Shareholders: AT THE ADDRESS AND FAX NUMBER SET FORTH ABOVE FOR
                             THE COMPANY

     Any party may change the persons, fax numbers or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received five days after the date sent as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by e-mail or facsimile transmission.

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

     11.6  ASSIGNMENT

     Neither the Company or the Shareholders on the one hand, nor Buyer on the other hand, may assign any of their rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer, and Buyer may assign its rights and obligations hereunder to any successor of such party; provided, however, that any such assignment shall not relieve the assigning party from its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

     11.7  CAPTIONS

     The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

     11.8  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

     11.9  NO THIRD-PARTY RIGHTS

     Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer, the Shareholders and the Company (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

     11.10 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

     11.11 GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of California as though made and to be fully performed in that State. Venue for any action arising from this Agreement shall be exclusively in Alameda County, California.

     11.12 KNOWLEDGE

     Whenever reference is made herein, directly or indirectly, to the knowledge or awareness (or similar terminology) of the Company or Buyer with respect to any matter, it is understood to refer to the current, actual knowledge, after a reasonable inquiry, of the following persons:

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

           (a) In the case of the Company: Stan Poitras, Glen Douglas and Tracy Moran; and

           (b) In the case of Buyer: Richard Begert, Robin Krueger, John Higgins, Eric Bean, Cory Klatt and Dana Manciagli, being the officers of Buyer as of the date hereof.

     11.13 TRANSFER TAXES

     The Shareholders shall be responsible for the payment of any transfer taxes and similar taxes relating to the sale or transfer of the Stock hereunder.

     11.14 TRANSACTION COSTS

     Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys', accountants' and investment bankers' fees and expenses; provided, however, that the Shareholders shall be responsible for all fees and expenses of the Company.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

                                       IMAGEX.COM, INC.



                                       By /s/ Richard P. Begert
                                          --------------------------------

                                       Title President and CEO
                                             -----------------------------


                                       IMAGE PRESS, INC.



                                       By /s/ Glen R. Douglas
                                          --------------------------------

                                       Title President
                                             -----------------------------


                                       SHAREHOLDERS:

                                       /s/ Stanley F. Poitras
                                       -----------------------------------
                                       Stanley F. Poitras


                                       /s/ Marina Lynne Poitras
                                       -----------------------------------
                                       Marina Lynne Poitras


                                       /s/ Glen R. Douglas
                                       -----------------------------------
                                       Glen R. Douglas

                                       /s/ Anne S. Douglas
                                       -----------------------------------
                                       Anne S. Douglas


                                       POITRAS FAMILY TRUST


                                       By /s/ Stanley F. Poitras
                                          --------------------------------

                                       Title Trustee
                                             -----------------------------

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